EXHIBIT 99.1

Intelligent Systems Announces Second Quarter and YTD Results

NORCROSS, Ga., Aug. 14, 2013 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) [www.intelsys.com] announced today its financial results for the three and six month periods ended June 30, 2013.

For the three month period ended June 30, 2013, Intelligent Systems reported net income attributable to Intelligent Systems of $419,000 ($0.05 per basic and diluted share) compared to a net loss attributable to Intelligent Systems of $17,000 ($0.00 per basic and diluted share) in the second quarter of 2012. Total revenue in the second quarter of 2013 was $4,166,000, three percent higher than revenue of $4,032,000 recorded in the same quarter of 2012.

For the six month period ended June 30, 2013, net income attributable to Intelligent Systems was $559,000 ($0.06 per basic and diluted share) compared to a net loss of $11,000 ($0.00 per basic and diluted share) in the comparable period in 2012. Total revenue for the six month period in 2013 was $8,252,000, two percent higher than revenue of $8,126,000 in the first half of 2012.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary had another profitable quarter, although revenue from sales of its SmartWasher® machine was lower in 2013 than in the same period in 2012. The shortfall was due in large part to shortages of a key component of its best selling parts washer model that resulted in a backlog of orders that could not be filled until July."

"In both the quarter and year-to-date periods, our CoreCard subsidiary reported over 25 percent growth in revenue from services, including software customization, maintenance/support activities and processing services as well as a small increase in software license revenue (which is included in product revenue in our income statement). We continue to invest substantial resources to develop our processing services business and enhance our financial transaction software solutions for prepaid, fleet and private label cards, which we believe will build long long-term value despite a negative impact on our current financial results."

As we have frequently cautioned, results may vary from quarter-to-quarter due in part to the timing of CoreCard license revenue recognition and the number and value of professional services contracts completed in a given period.

Conference Call - Intelligent Systems will hold an investor conference call today, August 14, 2013, at 11 AM Eastern Daylight Time. Interested investors are invited to attend the conference call by dialing (877) 331-9835 and entering conference ID code 30413263. A transcript of the call will be posted on the Company's website at www.intelsys.com as soon as available after the call.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. Further information is available on our website at www.intelsys.com or by calling us at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Products	$3,159	$3,357	$6,537	$6,775
Services	1,007	675	1,715	1,351
Total net revenue	4,166	4,032	8,252	8,126
Cost of revenue
Products	1,467	1,759	3,102	3,446
Services	592	554	1,178	1,090
Total cost of revenue	2,059	2,313	4,280	4,536
Expenses
Marketing	469	593	973	1,179
General and administrative	642	751	1,471	1,622
Research and development	658	613	1,275	1,280
Income (loss) from operations	338	(238)	253	(491)
Other income (expense)
Interest income, net	(2)	--	--	5
Equity in income (loss) of affiliate company	1	(6)	--	(10)
Other income, net	16	14	33	23
Income (loss) before income taxes	353	(230)	286	(473)
Income taxes	41	35	43	48
Net income (loss)	312	(265)	243	(521)
Net loss attributable to noncontrolling interest	107	248	316	510
Net income (loss) attributable to Intelligent Systems Corporation	$419	$ (17)	$559	$ (11)
Income (loss) per share based on income (loss) attributable to Intelligent Systems Corporation:
Basic and diluted	$0.05	$0.00	$0.06	$0.00
Basic weighted average shares outstanding	8,958,028	8,958,028	8,958,028	8,958,028
Diluted weighted average shares outstanding	8,965,401	8,958,028	8,965,243	8,958,028

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$2,809	$2,347
Marketable securities	321	270
Accounts receivable, net	2,561	3,038
Note and interest receivable, current portion	--	249
Inventories, net	1,113	882
Other current assets	448	340
Total current assets	7,252	7,126
Investments	1,559	1,559
Property and equipment, net	1,249	1,144
Patents, net	86	107
Total assets	$10,146	$9,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$382	$294
Deferred revenue, current portion	858	918
Accrued payroll	534	519
Accrued expenses	587	711
Other current liabilities	377	379
Total current liabilities	2,738	2,821
Deferred revenue, net of current portion	38	48
Other long-term liabilities	169	148
Intelligent Systems Corporation stockholders' equity	8,235	7,637
Non-controlling interest	(1,034)	(718)
Total stockholders' equity	7,201	6,919
Total liabilities and stockholders' equity	$10,146	$9,936
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com